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                                                                  EXHIBIT NO. 14

                            SOUTHTRUST CODE OF ETHICS
                        AND CONFLICTS OF INTEREST POLICY
                                  REVISED 2003


Each director and employee of SouthTrust is expected to monitor his or her personal conduct in such a way that it does not bring discredit to SouthTrust. Specific rules governing personal conduct while at work and specific actions the bank may take when rules are violated are contained in the Human Resources Policy Manual. In addition to these specific rules, employees are expressly prohibited from discriminating against any person on the basis of age, ethnic heritage, family status, gender, physical abilities and characteristics, race, religion and sexual orientation while acting in the capacity of an employee of SouthTrust.

SouthTrust is required by law to report to federal law enforcement agencies and to regulatory authorities any employee who is known or suspected to have violated securities law or committed a dishonest or fraudulent act while at work. If one employee suspects another employee has committed or may have committed a dishonest act, this should be reported immediately to Security. An employee's failure to report such activity could subject the employee to fines and/or imprisonment if he/she is deemed an accessory after the fact. Additionally, the employee could be held personally liable for any damages resulting to SouthTrust.


No employee may be terminated, demoted, suspended, harassed or otherwise retaliated against by any Bank officer, manager, supervisor, contractor or subcontractor because he/she discloses or assists in the investigation of violations of securities laws, breaches of the Bank's Code of Ethics and Conflicts of Interest Policy or conduct that the employee reasonably believed constituted violations or breaches of such laws or policy.

ADMINISTRATION OF CODE

Each director and employee will review the Code. A copy of the Code and any updates or revisions will be maintained in the Human Resources Policy Manual at all times for review by employees. Each director and officer of SouthTrust will read the Code and will sign an annual certification agreeing to follow its provisions at all times. Additionally, each officer will annually certify that he or she is aware of no potential or actual conflict of interest or violation of any standards and will identify any potential or actual conflict or violation. If during the year any of the information to which the officer attested changes, then the officer will promptly report the changes by leaving a message on SouthTrust's Ethics Hotline, at 1-800-500-0333.


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This code does not attempt to set forth all prohibited actions but supplements other SouthTrust policies. If situations arise that are not clearly addressed by the Code, employees' questions should be directed to Human Resources for review and resolution.

The Board of Directors has ultimate responsibility for establishing and maintaining policies in accordance with this Code. This Code and any revisions will be approved by a majority vote of a quorum of the Board of Directors.

FAIR FINANCIAL REPORTING AND CORPORATE RECORDS

Employees and officers of SouthTrust must endeavor at all times to maintain accurate business records. It has always been the policy of SouthTrust to maintain the integrity of its business records, and the reputation of SouthTrust depends on the confidence of customers and shareholders, which is partially based on the accuracy of written records and statements. SouthTrust business records must always be prepared accurately and reliably and stored properly. All transactions must be executed in accordance with SouthTrust's general or specific policies. SouthTrust's books, records and accounts must reflect all SouthTrust transactions and all other events that are the subject of a specific regulatory record-keeping requirement.

SouthTrust's officers and employees shall ensure that SouthTrust's financial records contain full, fair, accurate, timely and understandable disclosure regarding SouthTrust's operations and financial condition. SouthTrust will only use company funds or assets for purposes that can be disclosed and recorded promptly and accurately in our books and records. Employees of SouthTrust will not make false entries for any reason, nor will any employee or director alter documents or sign documents if such employee or director lacks the proper authority to do so. SouthTrust's financial books, records, and statements will properly document all assets and liabilities, accurately reflect all transactions of the corporation, and will be retained in accordance with SouthTrust's record retention policies and all relevant laws and regulations. SouthTrust directors, officers and employees shall prevent unrecorded or "off the books" assets or transactions from being recorded in SouthTrust's financial books and records unless permitted by applicable law and regulation. In maintaining SouthTrust's financial records, employees and officers shall comply with all applicable governmental rules and regulations. SouthTrust follows Generally Accepted Accounting Principles and complies with Financial Accounting Standards Board Regulations to provide a uniform basis for measuring, managing, and reporting SouthTrust operations.

Any SouthTrust director, officer or employee having knowledge of any unrecorded fund or asset, of any false or artificial entry in the books and records of SouthTrust, or of any other inappropriate entry shall promptly report the matter via SouthTrust's Ethics Hotline, at 1-800-500-0333, as required by the Code.


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CONFLICTS OF INTEREST

GENERAL

Each director or employee of SouthTrust should manage his or her personal and business activities in a manner that avoids situations which may lead to an actual or potential conflict between the director's or employee's interests and his duty to SouthTrust and SouthTrust's customers. An actual or potential conflict of interest can occur when a director or employee or a member of his immediate family (e.g., spouse, parent, child, brother, sister, in-law, or any relative living in the same household) has a financial interest, direct or indirect, in a customer, supplier, competitor, or other principal dealing with SouthTrust, and that financial interest is such that it might influence a decision made by the director or employee on behalf of the bank.

It is impractical to define all situations that may create actual or potential conflicts of interest. The general principles in the SouthTrust Code of Ethics and Conflicts of Interest Policy (the "Code") should be considered as guidance. These rules and/or guidelines should be applied with both common sense and sound judgment. If interests are technically in conflict, they may not cause concern because the amounts involved are minimal, relationships are insignificant, contingencies are improbable, and temptations for wrongdoing are light.


AS A PRACTICAL TEST, DIRECTORS AND EMPLOYEES SHOULD CONTEMPLATE WHETHER, IF THE FACTS OF A PARTICULAR SITUATION BECAME PUBLIC KNOWLEDGE, THEY WOULD REFLECT CREDIBLY AND WITHOUT EMBARRASSMENT UPON SOUTHTRUST, ITS CUSTOMERS, THE DIRECTOR OR EMPLOYEE, AND ANY OUTSIDE PARTY. The appearance of a conflict or impropriety is often as damaging as the actual act. Questions that directors or employees may have regarding potential conflicts of interest should be directed to Human Resources.

PROCESSING TRANSACTIONS

No employee may process transactions for the employee's own personal account, an account on which the employee signs with another person, and accounts belonging to members of an employee's family. A transaction includes accepting a deposit, processing a loan payment, waiving an overdraft charge or other fee, etc. Employees' actions and decisions, as a rule, should reflect the goal of serving the interest of SouthTrust rather than favoring any one person or group at the expense of SouthTrust. Employees must also avoid participating in transactions in which the intention is one of circumventing established bank policies. Further, any transaction which gives the appearance of circumventing established bank policies can be considered a violation of the code of conduct. One example would be using internal bank accounts for purposes other than those intended.


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SELF-DEALING

Employees and their immediate families, acting either individually or as a fiduciary, may not sell or purchase assets or services from SouthTrust unless the purchase or sale is at a fair market value price, full documentation is maintained in the files of SouthTrust and written approval is obtained from the chief executive officer or his or her designee. Such purchases are prohibited if the property was acquired by SouthTrust through repossession or foreclosure, unless SouthTrust offers the property for sale to the general public. Employees and their immediate families may not extend credit on a personal basis to any person (other than a family member) who has applied for and was denied credit by SouthTrust.

RECEIVING GIFTS OR FEES

The Bank Bribery Act prohibits a bank official (i.e. director, officer, employee, agent or attorney of the financial institution) from soliciting, demanding, accepting or agreeing to accept for his or her benefit or for the benefit of another person, anything of value from anyone in return for any business, service, or confidential information of the bank and is prohibited from accepting anything of value (other than bona fide salary, wages and fees) from anyone in connection with the business of the bank, either before or after a transaction is discussed or completed. All transactions with SouthTrust are covered. The Bank Bribery Act extends liability to the person who gives, offers, or promises anything of value to any person with the intent to influence or reward a bank official in connection with any business or transaction of the bank. Violations of the Bank Bribery Act can result in monetary fines, imprisonment, or both.

Under some circumstances, however, a bank official may accept something of value from a person doing business with or seeking to do business with SouthTrust. Generally, there is no risk to the bank if the item is offered based on a family or personal relationship, independent of any business of the bank, or the benefit is available to the general public under the same conditions or the item would be paid for by the bank as a reasonable business expense if it were not paid for by another party. The following are exceptions to the rule against accepting something of value:

         * Accepting meals, gratuities, amenities, or favors based on obvious family or personal relationships. The circumstances should make it clear that the relationship rather than the business of the Bank is the motivating factor.

         * Accepting meals, refreshments, or entertainment of reasonable value (not in excess of $100.00) in the course of a meeting or other occasion that is for a bona fide business discussion or part of an effort to foster better business relations. The expense involved




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         should be one that the bank would pay as a reasonable business expense if it were not being paid by another party.

         * Accepting loans from other banks or financial institutions when made on customary terms for the purpose of financing proper and usual activities of bank officials.

         * Accepting advertising or promotional material of reasonable value including pens, pencils, key chains, note pads, calendars and other such items.

         * Accepting discounts or rebates on merchandise or services that are available to other similar customers.

         * Accepting gifts of reasonable value (not in excess of $100.00) that are related to commonly recognized events or occasions such as a wedding, retirement, promotion, new job, Christmas, or bar or bat mitzvah.

         * Accepting civic, charitable, educational or religious organizational awards of a reasonable value for recognition of service and accomplishment.

Acceptance of any other benefits or items of value such as travel arrangements and accommodations by directors or employees that are not described above or that exceed the limits established above must be pre-approved, if possible, by the chief executive officer or his designee. If preapproval is not possible, the individual must make complete disclosure as soon as possible following the acceptance of such benefits or items of value. Approval may be given only on the basis of a full written disclosure of all facts submitted by the director or employee and only if acceptance is deemed consistent with the Bank Bribery Act. A director or employee and members of his family must decline any gift or favor offered under circumstances that indicate or appear to indicate that its purpose is to influence the director or employee in the performance of his job.

SouthTrust expressly prohibits the acceptance by directors and employees of cash or cash equivalent gifts for any amount. In addition, acceptance of any gift that would be viewed as lavish or expensive by a reasonable person, such as the use of a vacation home, is prohibited. Employees and directors must refuse any gift, even of nominal value, if it is part of a pattern or a practice, which when viewed as a whole, would be considered lavish or expensive (e.g., a pattern of expensive meals or entertainment).

DISCLOSURE

If a director or employee is offered or receives something of value from a customer, prospective customer, competitor, supplier, or any other person



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beyond that authorized in the Code, the director or employee will disclose that fact in writing to the chief executive officer or his designee. (Note: A report must be made even if the gift is offered and refused.) Disclosure of the acceptance of gifts evidences good faith in acceptance.

The chief executive officer or his designee will maintain a file of all disclosures of gifts for a period of five years from the date of receipt and will review the disclosures to determine that what has been accepted is reasonable. Additionally, Auditing will periodically review the file of disclosure to determine that what has been accepted is reasonable and does not threaten the integrity of SouthTrust. Should questions arise as to the legality of a gift, benefit or favor, employees should seek the advice of Human Resources Department Employee Relations Manager.

GIVING GIFTS

Direct or indirect gifts, offers, or promises of any gift, bribe, kickback, favor, loan, service, or anything else of value to any individual, business entity, organization, governmental unit, public official, political party or other person by an employee on behalf of SouthTrust or its subsidiaries in connection with any transaction or business for the purpose of influencing the action of the recipient is expressly prohibited. This standard of conduct is not meant to prohibit normal business practices such as providing entertainment, meals, favors, discounts, tickets to cultural and sporting events, gifts given as a token of friendship or for special occasions as long as the gift is of a nominal and reasonable value under the circumstances and promotes legitimate business development.

PROCEDURES FOR HANDLING CONFIDENTIAL INFORMATION

GENERAL

Any information you receive that in any way relates to the bank or its customers is considered confidential in nature. Confidential information that is obtained in the course of duty with respect to SouthTrust and its customers, prospective customers, and suppliers may be used solely for banking purposes and cannot be revealed to unauthorized persons. Additionally, confidential information that may favorably or unfavorably affect the investment value or future market value of a business enterprise may not be used for the purpose of personal advantage or to provide advantage to others.

In some instances, confidential information may be considered "insider information." "Insider Information" is information that has not been publicly disclosed which might, if generally known, have an effect on the market price of a company's stock. Use of insider information could subject the employee and anyone to whom the information has been communicated to legal liability. Directors and employees are prohibited from using insider information in security transactions.


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No financial information regarding SouthTrust Corporation or its subsidiaries should be released to anyone unless the information has been published in reports to shareholders or made generally available to the public. Employees of SouthTrust may not disclose confidential information regarding SouthTrust, its plans, policies, procedures, products or electronic data systems to anyone outside the employment of SouthTrust. In addition, employees of SouthTrust may not disclose confidential information regarding customer accounts, loans, and personal or business finances unless: (1) a customer has authorized SouthTrust to release specific information; or (2) SouthTrust is required to release information pursuant to a subpoena, court order, or other legal process. No director or employee of SouthTrust will make any disclosure of customer records without strict adherence to the Right to Financial Privacy Act of 1978.

Employees requiring access to on-line customer information will be assigned a User Identification Code which along with a password will be used to gain access to the SouthTrust computer systems. The access granted will be limited to the requirements of the employee's specific job responsibilities. The employee is responsible for the confidentiality of his User Identification and password and the confidential information available through the use of the access. Employees will be responsible for notifying Information Protection Services upon discovery of the improper use of such confidential information, or the improper use of an assigned User Identification Code and password by any other party.

Employee access and use of customer or employee information for personal gain, or other unauthorized activities, may constitute a violation of federal statues and can result in the incident being reported to the U.S. Attorney for prosecution on criminal charges. Federal Law (18 U.S.C. Section 1030) makes it a crime for anyone knowingly access a computer without authorization or, having accessed a computer with authorization, to use the opportunity such access provides for the purpose to which their access does not extend, and thereby obtaining information contained in such records of the bank. Violation of any or all of information security procedures may result in termination of employment and criminal prosecution.

Additionally, SouthTrust will adhere to the requirements of the Fair Credit Reporting Act. The Act concerns the reporting or use of information on a consumer for credit or insurance, for personal, family or household purposes, or in connection with employment. A consumer report may not be requested or used by a director or employee of SouthTrust unless the request is in compliance with the Act. For example, a consumer credit report shall not be requested unless there is a legitimate business need in connection with a business transaction involving the consumer.

SHARING INFORMATION INTERNALLY

It is often necessary for there to be a flow of information throughout the SouthTrust organization. However, confidential information available to one



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SouthTrust bank, nonbank subsidiary, department or division should be communicated to other SouthTrust banks, nonbank affiliates, departments or divisions only when the communication does not violate law or stated policy and only when there is a legitimate business reason for doing so.

TRANSACTIONS WITH BANK INSIDERS AND THEIR RELATED INTERESTS

GENERAL

A bank insider includes a director, a principal shareholder or an executive officer (as defined in Regulation O, 12, D.F.R. 215) who is a natural person and his related interests. SouthTrust may engage in business transactions (e.g., provide loans, accept deposits, provide fiduciary services, purchase or sell real or personal property, and purchase or sell other financial services) with insiders if the transactions are legal and benefit both the insider as a customer and the bank, and if the transactions pose no ethical questions or conflicts of interest. All transactions with insiders and their immediate family or insider-related organizations, including fees or commissions paid to or received from the bank, must be made at arm's length. Extensions of credit to insiders and their related interests must be in compliance with the provisions of Regulation O as specified in the Loan Policy Manual and the Compliance Manual of the Bank.

A bank insider must be careful to avoid even the appearance of a conflict of interest by making sure his transactions reflect the same terms and conditions offered to other bank customers. SouthTrust's transactions involving insiders must show no compromise of the bank's interests. SouthTrust insiders must abstain from the approval process of any transaction if they may benefit directly or indirectly from the decision.

On an annual basis, SouthTrust insiders will be requested to disclose to SouthTrust in writing their related interests. Related interests, as defined in Regulation O, include companies and political or campaign committees that the insider controls or the funds or services of which will benefit the insider. The Bank maintains records identifying all insiders and their related interests as well as specifying the amount and the terms of each extension of credit by the Bank to insiders and their related interests.

SouthTrust insiders may never use any personnel for personal use. In general, SouthTrust insiders are prohibited from using bank facilities and real or personal property for personal use unless facilities are utilized in the normal course of business under the same conditions and circumstances that SouthTrust sets for its customers, civic or charitable organizations, or the general public.

OUTSIDE ACTIVITIES

Officers and employees of SouthTrust may not engage in any business activities or employment that (1) interferes with duties to SouthTrust; (2) divides loyalties; (3) allows the possibility of conflicts of interest; or (4) causes injury or financial loss to SouthTrust.

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TRANSACTIONS WITH VENDORS

SouthTrust, in the normal course of business, may enter into business relationships with a vendor or supplier who is also a Bank customer. All transactions between SouthTrust and its vendors who are also Bank customers must be at arm's-length.

CONSEQUENCES OF BREACHES OF FIDUCIARY DUTY OR UNETHICAL CONDUCT

A violation of this Code may result in disciplinary action up to and including termination of employment by SouthTrust. The conduct in question may also expose the employee to criminal fine and/or imprisonment.

SOFTWARE LICENSES

SouthTrust licenses the use of copies of computer software from various software companies. SouthTrust does not own the copyright to the software or its related documentation and does not have the right to reproduce the software for use on more than one computer, except for a single copy for backup purposes or unless expressly authorized by the license agreement. Any SouthTrust employee who knowingly makes, acquires, or uses unauthorized copies of computer software licensed to SouthTrust or who places or uses unlicensed software on SouthTrust premises or equipment shall be subject to termination of employment. SouthTrust does not condone and specifically forbids the unauthorized duplication of licensed software.

SouthTrust employees having knowledge of any misuse of licensed software or related documentation within the company shall notify Information Protection Services, End User Computing or other appropriate management. According to the United States Copyright Law, unauthorized reproduction of software is a federal offense which can be subject to civil damages of as much as $100,000 per title copied and criminal penalties (fines up to $250,000 per title copied) and imprisonment (up to five years per title copied).